UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 16, 2014

Gladstone Land Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-35795	54-1892552
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1521 Westbranch Drive , Suite 100, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	7032875893

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2014, Danielle Jones resigned as the Chief Financial Officer of Gladstone Land Corporation (the "Company") and the board of directors accepted her resignation and appointed Lewis Parrish, the Company’s current Chief Accounting Officer, as Chief Financial Officer. Ms. Jones will remain in her position as the Company’s Treasurer and will continue to serve as the Chief Financial Officer and Treasurer for Gladstone Commercial Corporation, an affiliate of the Company.
Mr. Parrish, age 35, has served as the Company’s Chief Accounting Officer since April 2013. Prior to that time, Mr. Parrish served as Controller for both the Company and Gladstone Investment Corporation, a business development company that is an affiliate of the Company, from March 2011 to April 2013, and he was an Accounting Manager for Gladstone Investment Corporation from September 2009 to March 2011. He also served as a Senior Accountant for Gladstone Investment Corporation from August 2008 to September 2009.
The Company does not pay cash compensation or provide other benefits directly to Mr. Parrish or to any of its other executive officers. Mr. Parrish is an employee of Gladstone Administration, LLC (the "Administrator"), which is compensated for the services it provides to the Company pursuant to the terms of an administration agreement between the Company and the Administrator (the "Administration Agreement"). Pursuant to the Administration Agreement, the Company makes payments equal to its allocable portion of the Administrator’s overhead expenses in performing its obligations under the Administration Agreement including, but not limited to, the Company’s allocable portion of the salary and bonus of Mr. Parrish.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

July 16, 2014	By:	/s/ David Gladstone

Name: David Gladstone
Title: Chairman, Chief Executive Officer and President